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BIO-KEY INTERNATIONAL, INC.

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BIO-key Outlines Growth Strategy

Minneapolis, Minnesota – June 8, 2004— BIO-key International, Inc. (OTC Bulletin Board: BKYI - News), a leader in finger-based biometric identification technology and mobile and wireless public safety solutions today announced it intends to supplement its organic growth plans by actively pursuing strategic acquisitions that are expected to be accretive to operating results.

For the past two and one-half years, opportunities in the security and identity theft solution markets have been developing slowly. However, increased activity in the government sector, including the recent award of the $10 billion U.S. VISIT program, is expected to have a multiplier effect across all levels of government spending and will accelerate adoption of these solutions for wide commercial use. The Company believes an active acquisition strategy is timely because:

•                                                    Industry Consolidations - companies with synergistic technology and/or market channels can combine to respond to the market need for complete technology solutions and to create operating efficiencies.

•                                                    Under-capitalized Companies - companies that have over-invested in the development stage now lack sufficient financial resources to invest in the sales and marketing capabilities necessary for growth.

These trends create significant opportunities for BIO-key.  The Company’s leading biometric and wireless technology, a strong, liquid balance sheet enhanced by its recent private placement, demonstrated support from its institutional investors, strategic alliances with premier integrators such as HP, Oracle and Northrop Grumman, and its management depth put BIO-key in a prime position to capture significant market share both through  organic growth and through acquisitions.  The Company has engaged Jesup & Lamont, an investment banking firm, to assist management in its review of potential acquisition candidates with an emphasis on targets that have demonstrated revenue streams and can be accretive to BIO-key’s operating results.  The Company believes such acquisitions would have a very positive effect on its revenues, earnings and the market valuation of its common stock.

To enable the Company to respond rapidly to acquisition opportunities, and to meet other future needs that could arise, the Company is currently preparing a proxy statement that will seek shareholder approval to raise the number of its authorized shares from 60 million to 85 million. While some of these newly authorized shares could be used as currency for acquisition, the Company currently expects to raise any additional capital necessary for acquisitions through the issuance of convertible instruments that would not be immediately convertible into common stock. This instrument would enable new investors to benefit from future stock appreciation valuations, while limiting the immediate dilution to existing shareholders.

The increase in the Company’s authorized shares is planned to be accomplished as part of a reorganization that would change the Company’s state of incorporation from Minnesota to Delaware.  Delaware has followed a policy of encouraging incorporation in Delaware for many years and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to satisfy changing business needs.  As a result, many major corporations initially have chosen Delaware for their domicile or have subsequently reincorporated in Delaware in a manner similar to that proposed by the Company.  Moreover, many investors are most comfortable investing in Delaware corporations since they already are familiar with Delaware corporate law and know that it will not create unexpected obstacles or problems.  For the foregoing reasons, the Board of Directors believes the interests of the Company’s shareholders would be better served by reincorporating in Delaware.

The Company believes the security and identity theft sectors are poised for significant growth. BIO-key believes it can accelerate its capture of market share, and increase shareholder value, through acquisitions that are both strategic and accretive to operating results.

About BIO-key

BIO-key develops and licenses advanced biometric finger identification technologies that are cost effective, scalable and easy to deploy. BIO-key products provide “True User Identification™” for the prevention of data and identity theft while preventing false aliases. BIO-key pioneered the only finger identification algorithm that has been certified by the ICSA, and today continues that innovation by offering cost effective, high performance one-to-many finger and one-to-one identification solutions that provide security and positive identification for both government and enterprise applications.  Through its Public Safety Division, BIO-key designs and develops software solutions for the public safety industry, government agencies and the private sector. PSG’s PocketCop©, the first e-tool on the market for law enforcement, is designed for all types of law enforcement units – from detectives to motorcycle officers to mounted horse patrols.(http://www.bio-key.com)

About Proxy Materials

BIO-key shareholders should read the proxy materials when available because they will contain important information, including information about the participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise.  The proxy materials will be available free of charge on the SEC’s website at www.sec.gov and on BIO-key’s website under "About Us: SEC Filings”.

BIO-key Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements. The words “estimate,” “project,’’ “intends,’’ “expects,’’ “believes” and similar expressions are intended to identify forward looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation

Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10- KSB and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made and the Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

For additional information contact:

Albert Maruggi

651- 695-0174

amaruggi@providentpartners.net